Exhibit 10.1

LETTER AGREEMENT

January 16, 2015

Sentinel RE Investment Holdings LP

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, NY 10019

Attention: Billy Butcher and General Counsel

Re: Issuance of Series B Convertible Preferred Units and Change of Control

Ladies and Gentlemen:

Reference is hereby made to that certain Purchase Agreement, as amended by that Amendment Agreement, dated February 10, 2014, that Second Amendment Agreement, dated April 8, 2014, and that Third Amendment Agreement, dated December 22, 2014 (the “Third Amendment”) (collectively, the “Purchase Agreement”) by and among Sentinel RE Investment Holdings LP, a Delaware limited partnership (the “Investor”), Sentio Healthcare Properties, Inc., a corporation organized under the laws of the State of Maryland (the “Company”), and Sentio Healthcare Properties OP, L.P., a Delaware limited partnership (the “Partnership,” and together with the Company, the “Sentio Parties”). Capitalized terms not otherwise defined herein shall have the respective meanings assigned to such terms in the Purchase Agreement.

Whereas, if the Partnership were to issue all Series B Convertible Preferred Units, as calculated pursuant to Section 2.2 of the Purchase Agreement, for the Exercised Put Amount related to the Construction Loan Put Exercise, the Investor would beneficially own greater than 49% of the outstanding partnership interest of the Partnership, triggering certain “change-of-control” provisions in the Sentio Parties’ loan documents, which, without consents from the lenders thereto, would cause the Sentio Parties to be in default under such loan documents. Although the Sentio Parties are currently pursuing such requisite lender consents, the Sentio Parties do not anticipate receiving all required consents prior to the Closing of the Construction Loan Put Exercise and thus wish to divide the issuance of the Series B Convertible Preferred Units for the Construction Loan Put Exercise into two issuances.

In consideration of the mutual agreements and covenants contained herein, for the reasons discussed above and for other good and value consideration, the receipt and sufficiency of which is hereby acknowledged, the Sentio Parties and the Investor hereby agree as follows:

1.          Issuance of Series B Convertible Preferred Units. Notwithstanding anything to the contrary in the Purchase Agreement, upon the Closing of the Construction Loan Put Exercise, the Partnership will issue to the Investor that number of Series B Convertible Preferred Units that would cause the Investor’s ownership interest in the Partnership to be 48.9% (such number of Series B Convertible Preferred Units hereafter referred to as the “First Issuance”). The balance of the Series B Convertible Preferred Units issuable upon the Closing of the Construction Loan Put Exercise pursuant to the Third Amendment (which amount will equal the difference between (i) the securities calculated pursuant to Section 2.2 of the Purchase Agreement for the Construction Loan Put Exercise (the “Full Issuance”) and (ii) the First Issuance) will then be issued upon the earlier to occur of the following: (a) receipt of all lender consents listed on Schedule A attached hereto, (b) four months following the Closing of the Construction Loan Put Exercise, subject to one or more extensions beyond such four-month period exercisable by the Investor in its discretion upon ten days’ notice to the Sentio Parties, (c) upon a Liquidation Event (as defined in the Investor Rights Agreement), (d) at the Investor’s election, a sale of a material amount of the assets of the Company or the Partnership, (e) at the Investor’s election, a sale or issuance of any equity in the Company or the Partnership other than (X) sales by holders of the stock of the Company in the ordinary course or (Y) issuances pursuant to the Purchase Agreement and (f) at the Investor’s election, the listing of securities of the Company or the Partnership on a nationally recognized stock exchange. For all other purposes under the Purchase Agreement, as well as the Investor Rights Agreement and the Partnership Agreement (each as defined in the Purchase Agreement), including the receipt by the Investor of distributions payable on the Series B Convertible Preferred Units under Section 9.2(d)(iii)(F) of the Partnership Agreement (which shall be accrued until they are paid to the Investor at the time of the Full Issuance), the Investor shall be treated as having been issued the Full Issuance as of the date of the Closing; provided that the Investor shall have only the voting rights relating to the securities the Investor actually beneficially owns; provided further that nothing herein shall be deemed to amend or modify Sections 9.2(d)(iii)(A) and 9.2(d)(iv)(D) of the Partnership Agreement. Notwithstanding anything to the contrary in the Purchase Agreement, the Investor Rights Agreement, the Partnership Agreement or this Letter Agreement, in no event shall the Investor be required, without its prior written consent, to invest in the Company in excess of $15,500,000 in the aggregate from the date of the First Issuance unless the Investor has received the Full Issuance. The Sentio Parties and the Investor agree that upon receipt of copies of the loan documents evidencing the loan encumbering the property known as Buffalo Crossing (the “Buffalo Crossing Loan”), Schedule A attached hereto shall be amended to reflect whether lender consent is required with respect to the Buffalo Crossing Loan.

2.          Ratification. The Purchase Agreement and this Letter Agreement shall remain in full force and effect and are hereby ratified and confirmed in all respects.

3.          Governing Law. This Letter Agreement will be governed by and construed in accordance with the internal procedural and substantive laws of the State of New York, without giving effect to the choice of law provisions of such state that would cause the application of the laws of any other jurisdiction.

4.          Counterparts. This Letter Agreement may be executed in counterparts (including by facsimile or other electronic transmission), all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic transmission).

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If the foregoing meets with your approval, please indicate your acceptance of this Letter Agreement by countersigning a copy of this agreement in the space indicated below.

Very truly yours,

Sentio Healthcare Properties, Inc.

By:	/s/ John Mark Ramsey
Name: John Mark Ramsey
Title: President and Chief Executive Officer

Sentio Healthcare Properties OP, L.P.

By:	Sentio Healthcare Properties, Inc., its
general partner

By:	/s/ John Mark Ramsey
Name: John Mark Ramsey
Title: President and Chief Executive Officer

Agreed to and accepted:
Sentinel RE Investment Holdings LP

By:	Sentinel RE Investment Holdings GP, as general partner

By:	/s/ Billy Butcher
Name: Billy Butcher
Title: Vice President

SCHEDULE A

Lender Consents

Lender Consent Required:

1.	Rome
2.	Global/Dallas
3.	Hedgecoxe
4.	Caruth Haven
5.	Oaks Bradenton
6.	Greentree
7.	Forestview
8.	Floral Vale
9.	Chattanooga
10.	Amber Glen
11.	Mill Creek
12.	Hudson Creek
13.	Sugar Creek
14.	Buffalo Crossing

Lender Consent Not Required:

1.	Oakleaf Portfolio
2.	Bryan MOB
3.	Blue Springs/Parkway

Conditional: Lender consent is not required provided that the applicable condition set forth below is satisfied at the time of the Full Issuance. If the applicable condition is not satisfied at the time of the Full Issuance, lender consent is required.

Loan	Condition
Standish Village	Compliance with the provisions of Section 7 of Exhibit B to that certain Senior Housing Loan and Security Agreement dated December 6, 2013
St. Andrews Village	Compliance with the provisions of Section 7 of Exhibit B to that certain Multifamily Loan and Security Agreement – Seniors Housing dated August 19, 2014
Woodbury Mews	The satisfaction of the carve outs to a change of control scenario set forth in the definition of “Change of Control”, including, but not limited to, the “Take Out/Management Criteria”.
MVI, Live Oak, Wildewood, Gables-Hudson	The Partnership or another entity satisfactory to the administrative agent of the loan provides a carve out guaranty to such agent in favor of the lenders under the loan along with notice of such transfer prior to the Full Issuance on substantially the same form as the guaranty executed by the Company in connection with the origination of the loan.
Sumter Place	The Partnership or another entity satisfactory to the administrative agent of the loan provides a carve out guaranty to such agent in favor of the lenders under the loan along with notice of such transfer prior to the Full Issuance on substantially the same form as the guaranty executed by the Company in connection with the origination of the loan.
Allentown	Borrower provides the applicable lender with notice of such transfer within ten (10) business days thereof.
Court at Hilliard, Compass 1 and Compass 2	Receipt of approval from HUD for each Form 2530 filed with HUD respect to (i) Investor’s potential ownership of over 50% of the shares of the Company and (ii) each member of the Board appointed by Investor.